Exhibit 19.1
REMITLY GLOBAL, INC.
INSIDER TRADING POLICY
Effective Date: November 14, 2024

I.Purpose
Remitly Global, Inc. (together with its subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”) to help its directors, officers, employees, and other service providers comply with insider trading laws and promote high standards of honest and ethical business conduct.
Insider trading happens when someone who is in possession of material nonpublic information (“MNPI”) trades securities or discloses MNPI to someone else who trades on the basis of that information.
If you are considering trading our stock or other securities, please keep these three key points in mind:
•Never buy or sell our securities when you are in possession of MNPI;
•Keep all MNPI confidential, including from your family and friends; and
•When in doubt about whether you have MNPI, ask before trading.
You are responsible for understanding and following this Policy and for the consequences of any actions you may take.  The Chief Legal and Corporate Affairs Officer and their designees (each, a “Policy Administrator”) will assist with implementing, interpreting, and enforcing this Policy, pre-clearing trading activities of Restricted Insiders (as defined below), and pre-approving any Rule 10b5-1 Plans (as discussed below).
II.Policy Scope
WHO is covered by this Policy
This Policy applies to (collectively, “Covered Persons”):
•employees of the Company, and other people who gain access to Company MNPI, including contractors, vendors, consultants, and board members;
•the spouses, domestic partners, and minor children (even if financially independent) of such directors, officers, or employees;
•other people sharing their households or subject to influence or control of our employees and board members (including those who consult those employees and board members before they trade in Remitly securities); and
•any entities such as venture capital funds, partnerships, trusts, and corporations which are associated or affiliated with our employees, contractors, consultants, and board members.
Additional trading restrictions in this Policy apply to directors and executive officers of Remitly Global, Inc. (“Section 16 Reporting Persons”) and other key employees and insiders listed on Exhibit A (collectively, the “Restricted Insiders”) who have regular access to MNPI in the normal course of their job. The list of Restricted Insiders will be subject to periodic modification from time to time as required in order to comply with legal requirements and best practices.
In addition, if you are aware of MNPI when your employment or service relationship with the Company ends, you still may not trade our securities until that MNPI has become public or is no longer material.

WHAT is covered by this Policy
The primary purpose of this Policy is to prevent people who are in possession of MNPI from trading in our stock or other securities or disclosing MNPI to someone else who trades on the basis of that information. This Policy applies to all transactions involving our securities, including common stock, restricted stock units (“RSUs”), options and warrants to purchase common stock, and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock, convertible notes, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options.
“Material information” is information about our company that a reasonable investor would consider important in making a decision to purchase or sell the Company’s securities. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business. Determination of what may constitute material information will depend upon the facts and circumstances in each particular situation.
Some examples of material information may include (but are not limited to):
•historical or forecasted revenues, earnings, or other financial results;
•significant new products or services or other product developments;
•significant new contracts or partners or the loss of a significant contract or partner;
•significant developments regarding the Company’s technology or business operations;
•possible mergers or acquisitions, joint ventures, restructurings, or dispositions of significant subsidiaries or assets;
•major new litigation or regulatory inquiries or developments in existing litigation or inquiries;
•significant cybersecurity incidents or data breaches;
•significant developments in borrowings, or financings or capital investments;
•significant changes in financial condition or asset value or liquidity issues;
•changes in senior management or the board;
•significant changes in corporate strategy;
•changes in accounting methods and write-offs;
•changes in auditors; and
•stock offerings, stock splits, or changes in dividend policy.
“Nonpublic” means that the confidential information has not yet been shared broadly outside the Company. If you are not sure whether information is considered public, you should either consult with the Policy Administrator or our Corporate Legal team, or assume that the information is nonpublic and treat it as confidential.
Other Companies’ Stock
Please remember as well that we may possess confidential information relating to or belonging to our customers, partners, or other third parties and that it is equally important that we treat this information with the same care with which we treat our own information.
III.Prohibited Activities and Other Restrictions
Prohibited Activities for All Covered Persons
1.Transactions while in possession of MNPI or during a Blackout Period:
a.Trading our securities at any time while in possession of any MNPI (other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy), regardless of whether a Blackout Period is in place.
b.Trading our securities outside of a Trading Window or during a Blackout Period designated by the Policy Administrator (other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy).  See the definition of “Trading Window” and “Blackout Period” below.
c.Trading in securities of another company (including securities you may already own) if you have MNPI about that company.

d.Distributing our securities to limited partners, general partners, or stockholders of any entity outside of a Trading Window or during a Blackout Period, unless those limited partners, general partners, or stockholders have agreed in writing to hold the securities until the next open Trading Window.
e.Gifts - Unless approved in advance by the Policy Administrator, making a gift, charitable contribution, or other transfer without consideration, of our securities during a period when the Covered Person cannot trade.
2.Disclosure of MNPI:
a.Sharing MNPI with any outside person, unless required by your job and such person is under NDA, or as authorized by the Policy Administrator.  Sharing MNPI directly or indirectly with any other person, including family members, where such information may be used by such person to their profit by trading or in recommending or advising others to trade in the securities of companies to which the MNPI relates, is considered “tipping” and will violate this Policy.
b.Giving trading advice or expressing trading opinions about the Company, unless the advice is to tell someone not to trade our securities because the trade would violate this Policy or the law.
3.Hedging and derivative transactions:
a.Other than the exercise of equity awards issued by us, engaging in transactions involving options or other derivative securities on our stock, such as puts and calls, whether on an exchange or in any other market.
b.Engaging in hedging or monetization transactions involving our securities, such as zero cost collars and forward sale contracts, or contributing our securities to exchange funds in a manner that could be interpreted as hedging in our stock.
c.Engaging in short sales of our securities, meaning a sale of securities that you do not own, including short sales “against the box.”
4.Pledging of Company securities:
a.Using or pledging our securities as collateral in a margin account or as collateral for a loan unless the pledge has been pre-approved by the Chief Legal and Corporate Affairs Officer based on the guidelines set forth by the board of directors for pledges, and the Covered Person clearly demonstrates the financial capacity to repay such loan without resort to any pledged securities.
Additional Restrictions Applicable to Restricted Insiders
All of the restrictions noted above for Covered Persons also apply to our Restricted Insiders.
Pre-Approval for Trades. Prior to trading our securities, Restricted Insiders must obtain pre-approval from a Policy Administrator. To obtain pre-approval, the Restricted Insider must:
•Provide written notification of the amount and nature of the proposed trade;
•Certify prior to the proposed trade that the Restricted Insider does not have any MNPI; and
•Receive email confirmation from the Policy Administrator approving the trade, which approval can be granted or denied at their discretion.
You may satisfy the pre-approval requirement through our stock administration platform or by contacting the required information to the Policy Administrator.
The pre-approval must be obtained even if the Restricted Insider wants to trade during an open Trading Window.
Other Restrictions
The trading prohibitions of this Policy are not the only stock-trading rules and regulations you need to follow.  You should be aware of additional prohibitions and restrictions set by contract or by federal and state securities laws and regulations (e.g., lock-up agreements, contractual restrictions on the resale of securities, rules on short swing trading by Section 16 Reporting Persons, compliance with Rule 144 under the Securities Act of 1933, as amended, and others).  Any Covered Person who is uncertain whether other prohibitions or restrictions apply should send a request to a Policy Administrator.
IV.When Trading Is Allowed
Trading Windows and Blackout Periods
To promote compliance with insider trading laws, we have designated periods when Covered Persons can trade in our securities, which are described below.
•You can only trade during a Trading Window.  Covered Persons are allowed to trade our securities only during a Trading Window period, which opens after the close of trading on the next full trading day following the widespread public release of our quarterly or year-end operating results, and closes at the close of trading on the fifteenth calendar day of the third month of the then-current quarter.
For example, if we publicly announce our quarterly financial results after close of trading on a Monday (or before trading begins on a Tuesday), then the first time a Covered Person can trade our securities is after the close of market on Tuesday (effectively at the opening of the market on Wednesday for regular trading). However, if we announce quarterly financial results before trading begins on that Monday, then the first time the Covered Person can trade is after the close of market on Monday (effectively at the opening of the market on Tuesday for regular trading).
•Even during a Trading Window, you are not allowed to trade while in possession of MNPI.  Trading in the Company’s securities in a Trading Window should not be considered to be within the “safe harbor” - please use your judgment.  Even during a Trading Window, you still may not trade our securities if you possess MNPI at that time.  A Covered Person who possesses MNPI during a Trading Window may only trade our securities after that MNPI has been widely disclosed to the public or is no longer material.
•You cannot trade during a Blackout Period.  Even during a Trading Window, the Company may, in its sole discretion, designate special trading Blackout Periods that apply to specific individuals or groups of people (including all Covered Persons).  No Covered Person may trade our securities while subject to any such Blackout Period.   Additionally, no Covered Person may tell anyone that a special Blackout Period has been designated or that one previously was in place because that also is confidential information that cannot be disclosed internally or externally.
Exceptions to Prohibited Activities
The trading restrictions of this Policy do not apply to the following:
•401(k) Plan.  Investing 401(k) plan contributions in a company stock fund in accordance with the terms of our 401(k) plan. However, any changes in your investment election regarding the Company’s securities are subject to trading restrictions under this Policy.
•ESPP.  Purchasing our stock through periodic, automatic payroll contributions under our Employee Stock Purchase Plan. However, employees may not make any changes in elections under the ESPP outside of a Trading Window or during a Blackout Period or while in possession of MNPI; provided, however, that employees who (a) do not possess MNPI and (b) are not Restricted Insiders, may decrease their contributions or make withdrawals during a Blackout Period.  Moreover, any sales of stock acquired under the ESPP are subject to trading restrictions under this Policy.
•Options.  Exercising stock options granted under our equity incentive plans for cash or by delivering to the Company previously owned Company stock or through a net exercise of a stock option that is permitted by the Company’s equity incentive plan and that does not involve a sale of shares in the open market; or paying taxes in connection with exercising stock options granted under our equity incentive plans that does not involve a sale of shares in the open market. However, the sale of any shares issued on the exercise of

Company-granted stock options, as well as any cashless exercise of Company-granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales”) are subject to trading restrictions under this Policy.
•RSUs.  The settlement of RSUs pursuant to a net settlement or a “sale to cover” for non-discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs.
Permitted Trades Under 10b5-1 Plans
For individuals who want to trade in our securities but may frequently be in possession of MNPI, a “10b5-1 Plan” may be utilized to continue trading in our securities while in possession of MNPI, outside of a Trading Window or during a Blackout Period.
•  What Is a 10b5-1 Plan?  A 10b5-1 Plan is a written plan entered into while a Restricted Insider is not in possession of MNPI and that establishes a forward-looking schedule for selling or purchasing a predetermined number of shares.
•Who can enter into a 10b5-1 Plan?  Because Restricted Insiders are more likely than other Covered Persons to have access to MNPI, we will facilitate our Restricted Insiders to set up and enter into a 10b5-1 Plan. Other insiders who are interested in a 10b5-1 Plan should reach out to the Policy Administrator.
•How do I adopt a 10b5-1 Plan?  If you are eligible and interested in setting up a 10b5-1 Plan, you should consult with a Policy Administrator and make sure that:
oThe 10b5-1 Plan complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and this Policy.
oYou have certified to the Policy Administrator in writing prior to the date that the 10b5-1 Plan is formally adopted that (i) you are not in possession of MNPI, (ii) all trades to be made pursuant to the 10b5-1 Plan will be in accordance with applicable SEC rules, and (iii) the 10b5-1 Plan complies with the requirements of Rule 10b5-1. This certification may be made in an email to the Policy Administrator.
oThe first trade under the 10b5-1 Plan does not occur until the later of (i) the 91st day after the 10b5-1 Plan is adopted and (ii) the third business day following the filing of the company’s Form 10-Q or Form 10-K (but no later than 120 days after the adoption date).
oThe 10b5-1 Plan is adopted during a Trading Window and not during any Blackout Period.
An individual may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent plans are prohibited).
Approval of a 10b5-1 Plan by a Policy Administrator shall not be considered a determination by us or the Policy Administrator that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1.
•How do I modify a 10b5-1 Plan?  Because the SEC views the modification of a 10b5-1 Plan to be the same as terminating an existing 10b5-1 Plan and entering into a new 10b5-1 Plan, the approval process for modifying a 10b5-1 Plan is similar to those for initially adopting the plan. Once you have an approved 10b5-1 Plan in place, you will need approval from a Policy Administrator if you want to make any changes to it. We may limit your ability to modify your 10b5-1 Plan because making frequent changes to a 10b5-1 Plan may give the appearance that you are trading on MNPI under the guise of that plan. Modifications to a 10b5-1 Plan can only be made during a Trading Window and not during any Blackout Period and when you are not in possession of MNPI. Any changes to your 10b5-1 Plan will be subject to a “cooling off’ period, meaning that the first trade under the modified 10b5-1 Plan may not occur until the later of: (i) the 91st day after the 10b5-1 Plan is modified and (ii) the third business day following the filing of the company’s Form 10-Q or Form 10-K (but no later than 120 days after the modification date).

V.Violations Of This Policy
Consequences of Violating this Policy
The consequences of violating the insider trading laws can be severe. If any securities transaction becomes the subject of an investigation, please note the SEC will review it after the fact with the benefit of 20/20 hindsight.  People who violate insider trading laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tipper, pay civil fines of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million for individuals and $25 million for entities, and serve a prison term of up to 20 years.  In addition, individual directors, officers, and other supervisory personnel may also be required to pay major civil or criminal penalties for failure to take appropriate steps to prevent insider trading by those under their supervision, influence, or control.
We may impose discipline on anyone in violation of this Policy, up to and including termination of employment, and we may issue stop transfer orders to our transfer agent to prevent any attempted trades that would violate this Policy.
Reporting Violations
Any Covered Person who violates this Policy or any federal or state laws governing insider trading or tipping, or who knows of any such violation by any other Covered Person, must report the violation immediately to our General Counsel. If you want to submit a concern or complaint regarding a possible violation of this Policy anonymously, you should follow the procedures outlined in our Whistleblower and Speak Up Policy or reach out to a Policy Administrator. Anyone who violates this Policy may be subject to disciplinary measures, which may include termination of employment.
VI.Administration
The Chief Legal and Corporate Affairs Officer will administer and interpret this Policy and enforce compliance as needed. The Policy Administrator may consult with the Company’s outside legal counsel as needed. The Chief Legal and Corporate Affairs Officer may designate other individuals to perform their duties under this policy.
Neither the Company nor the Policy Administrator will be liable for any act made under this Policy. Neither the Company nor the Policy Administrator is responsible for any failure to approve a trade or for imposing any Blackout Period.
Changes to this Policy
The board of directors reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules, and regulations.
The list of Restricted Insiders may be amended with the approval of the Chief Legal and Corporate Affairs Officer.